Exhibit 5.1

November 12, 2010

Single Touch Systems Inc.

2235 Encinitas Boulevard, Suite 210

Encinitas, California 92024

Re:	Single Touch Systems Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 filed by Single Touch Systems Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, on November 12, 2010 (and as may be further amended or supplemented, the “Registration Statement”) in connection with the offering from time to time by certain holders of 8,000,000 shares of the Company’s Common Stock (the “Selling Stockholder Shares”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Selling Stockholder Shares.

Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company, and are outstanding shares, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth